UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

Future FinTech Group Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Americas Tower, 1177 Avenue of The Americas,
Suite 5100, New York, NY 10036

(Address of principal executive offices, including zip code)

888-622-1218

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FTFT	Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2021, Future FinTech Group Inc. (the “Company”) and Future Supply Chain Co., Ltd., a wholly owned subsidiary of the Company and a company incorporated under the laws of China (“Buyer”) entered into a Share Exchange Agreement (the “Agreement”) with Sichuan Longma Electronic Technology Co. Ltd., a company incorporated under the laws of China (“Seller”) and Sichuan Ticode Supply Chain Management Co., Ltd., a company incorporated under the laws of China (the “Ticode”).

Pursuant to the Agreement, the Company, through the Buyer will acquire 60% of the equity interest of Ticode from the Seller in exchange for 7,789,882 shares of common stock of the Company (the “Company Shares”). The Seller also agrees: (i) if Ticode does not achieve an Earning Before Interest and Taxes (the “EBIT”) for at least RMB 50 million (approximately $7.69 million) for the fiscal year ended December 31, 2021 as evidenced by the financial statements of Ticode audited by the auditor of the Company, the Seller shall transfer an additional 5% of the equity interest of Ticode to Buyer at no cost within 30 days of the date of the 2021 audit report; and (ii) if Ticode does not achieve an EBIT for at least RMB 57.5 million (approximately $8.85 million) for the fiscal year ended December 31, 2022 as evidenced by the financial statements of Ticode audited by the auditor of the Company, the Seller shall further transfer an additional 5% of the equity interest of Ticode to Buyer at no cost within 30 days of the date of the 2022 audit report. The transaction contemplated in the Agreement will close upon the satisfaction of certain closing conditions, including the Company to complete and effect the increase of its authorized shares of common stock to 300 million shares with the State of Florida and the Seller to enter into a Noncompetition and Non-solicitation Agreement in a form satisfactory to Company and Buyer which restricts the Seller and its affiliates from resigning from the Board or as an officer of Ticode and prohibits Seller and its affiliates from competing with Ticode for a term of five (5) years from the closing date. The parties also agree that the Board of Directors of Ticode will be composed of 5 directors. After the closing, Buyer and Seller will appoint designees to the Board of Directors of Ticode in proportion to their ownership in Ticode. The Seller further agrees that it shall not sell, transfer, dispose, pledge or contract to sell any of its remaining equity interest in Ticode without written consent by the Company for a period of 5 years from the closing date. After that, the Company has a right of first refusal to acquire any additional equity interest of Ticode from the Seller.

The representations, warranties and covenants contained in the Agreement were made solely for the benefit of the parties to the Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in the Company. Accordingly, the Agreement is filed with this report only to provide investors with information regarding the terms of the transactions, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the respective date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Share Exchange Agreement is not complete and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.02. The Company Shares will be issued pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended.

ITEM 7.01. Regulation FD Disclosure.

On March 1, 2021, the Company issued a press release announcing the Share Exchange Agreement described in Item 1.01 above, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Exhibit 99.1 to this Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
10.1	Share Exchange Agreement by and Among Future FinTech Group Inc., Future Supply Chain Co., Ltd., Sichuan Longma Electronic Technology Co. Ltd. and Sichuan Ticode Supply Chain Management Co., Ltd. dated on February 26, 2021.
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Future FinTech Group Inc.

Date: March 1, 2021	By:	/s/ Shanchun Huang
	Name:	Shanchun Huang
	Title:	Chief Executive Officer

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